                                                                Exhibit No. 99.1


          Confidential Materials omitted and filed separately with the Securities and Exchange Commission. Asterisks denote omissions.

                                  May 28, 2003

                                  BELL CANADA

                                    - AND -

                              AMDOCS HOLDINGS ULC

                            SHARE PURCHASE AGREEMENT

                                TABLE OF CONTENTS

Article 1 INTERPRETATION........................................................................................      1

         1.1      DEFINITIONS...................................................................................      1

         1.2      TIME OF THE ESSENCE...........................................................................      8

         1.3      CALCULATION OF TIME...........................................................................      8

         1.4      CURRENCY......................................................................................      8

         1.5      HEADINGS AND SECTION AND SCHEDULE REFERENCES..................................................      8

         1.6      PLURALS AND GENDER............................................................................      9

         1.7      STATUTORY REFERENCES..........................................................................      9

         1.8      CONSTRUCTION..................................................................................      9

Article 2 Purchase and Sale of Purchased Shares.................................................................      9

         2.1      PURCHASE AND SALE OF PURCHASED SHARES.........................................................      9

         2.2      CONSIDERATION.................................................................................     10

Article 3 CLOSING ARRANGEMENTS..................................................................................     10

         3.1      PLACE OF CLOSING..............................................................................     10

         3.2      VENDOR'S DELIVERIES...........................................................................     10

         3.3      PURCHASER'S DELIVERIES........................................................................     10

Article 4 REPRESENTATIONS AND WARRANTIES........................................................................     11

         4.1      REPRESENTATIONS AND WARRANTIES OF THE VENDOR..................................................     11

         4.2      REPRESENTATIONS AND WARRANTIES OF THE PURCHASER...............................................     19

         4.3      NATURE AND SURVIVAL OF VENDOR'S AND PURCHASER'S REPRESENTATIONS AND WARRANTIES................     21

Article 5 INDEMNIFICATION.......................................................................................     22

         5.1      INDEMNITY BY THE VENDOR.......................................................................     22

         5.2      INDEMNITY BY THE PURCHASER....................................................................     22

         5.3      LIMITATIONS...................................................................................     22

         5.4      NOTICE OF CLAIM...............................................................................     23

         5.5      DIRECT CLAIMS.................................................................................     24

         5.6      THIRD PARTY CLAIMS............................................................................     24

         5.7      SETTLEMENT OF THIRD PARTY CLAIMS..............................................................     25

         5.8      INTEREST ON CLAIMS............................................................................     25

Article 6 COVENANTS OF THE PARTIES PRIOR TO CLOSING.............................................................     25

         6.1      CORPORATION'S ACTIONS PRIOR TO CLOSING........................................................     25

         6.2      VENDOR'S ACTIONS PRIOR TO CLOSING.............................................................     26

         6.3      PURCHASER'S ACTIONS PRIOR TO CLOSING..........................................................     26

         6.4      APPROVALS AND CONSENTS........................................................................     26

         6.5      ACCESS AND INFORMATION........................................................................     27

         6.6      COOPERATION ON TAX MATTERS....................................................................     27

Article 7 CONDITIONS PRECEDENT TO THE PERFORMANCE BY THE PARTIES OF THEIR OBLIGTIONS UNDER THIS AGREEMENT.......     28

         7.1      THE PURCHASER'S CONDITIONS....................................................................     28

         7.2      CONDITIONS OF THE VENDOR......................................................................     30

         7.3      WAIVER BY PURCHASER...........................................................................     32

         7.4      WAIVER BY VENDOR..............................................................................     33

Article 8 ADDITIONAL COVENTANTS.................................................................................     33

         8.1      RELEASE OF THE CORPORATION AND THE PURCHASER..................................................     33

         8.2      RELEASE OF THE VENDOR.........................................................................     33

Article 9 TERMINATION...........................................................................................     34

         9.1      TERMINATION...................................................................................     34

Article 10 GENERAL..............................................................................................     34

         10.1     PUBLIC NOTICES................................................................................     34

         10.2     EXPENSES......................................................................................     35

         10.3     FURTHER ASSURANCES............................................................................     35

         10.4     ASSIGNMENT AND ENUREMENT......................................................................     35

         10.5     ENTIRE AGREEMENT..............................................................................     35

         10.6     WAIVER........................................................................................     36

         10.7     NOTICES.......................................................................................     36

         10.8     SEVERABILITY..................................................................................     37

         10.9     EXECUTION BY FACSIMILE........................................................................     37

         10.10    COUNTERPARTS..................................................................................     37

         10.11    GOVERNING LAW.................................................................................     37

         10.12    RESOLUTION BY NEGOTIATION.....................................................................     37


         10.13    ARBITRATION...................................................................................     38

         10.14    CONSENT.......................................................................................     39

         10.15    LANGUAGE......................................................................................     39

         10.16    TENDER OF DOCUMENTS AND PAYMENT OF MONEY......................................................     39

         10.17    NON-MERGER....................................................................................     40



                            SHARE PURCHASE AGREEMENT

              THIS AGREEMENT made as of the 28th day of May, 2003.

B E T W E E N:

                        AMDOCS HOLDINGS ULC, an unlimited liability company incorporated under the laws of Nova Scotia

                        (the "PURCHASER")


                        - and -


                        BELL CANADA, a corporation incorporated under the laws of Canada

                        (the "VENDOR")

RECITALS:

1. The Vendor is the registered and beneficial owner of 918,500.99 918,500.99 Common Shares of the Corporation, which represent approximately 89.9% of the issued and outstanding share capital of the Corporation (the "PURCHASED SHARES"), and Amdocs Canada Inc. is the registered and beneficial owner of 103,190.42103,190.42 Common Shares of the Corporation, which, together with the Purchased Shares, represent 100% of the issued and outstanding share capital of the Corporation; and

2. The Vendor wishes to sell to the Purchaser and the Purchaser wishes to purchase from the Vendor the Purchased Shares.

      NOW THEREFORE in consideration of the mutual covenants in this Agreement and for other consideration (the receipt and sufficiency of which are acknowledged), the Parties agree as follows:

                                    ARTICLE 1
                                 INTERPRETATION

1.1   DEFINITIONS

      In this Agreement, except as otherwise expressly provided, the following words and expressions have the following meanings:

      "AFFILIATE" has the meaning given to that term in the Canada Business Corporations Act;

      "AGREEMENT", "THIS AGREEMENT", "THE AGREEMENT", "HEREOF", "HEREIN", "HERETO", "HEREBY", "HEREUNDER" and similar expressions mean this share purchase agreement, including all of its Schedules, Exhibits and all instruments supplementing, amending or confirming this Agreement. All references to "ARTICLES" or "SECTIONS" refer to the specified Article or Section of this Agreement;

      "AMDOCS GUARANTEE" means the guarantee given by Amdocs Limited in favour of the Vendor to be entered into concurrently with the Closing, in a form satisfactory to the Vendor, acting reasonably;

      "ARBITRATION AWARD" has the meaning attributed thereto in Section 10.13;

      "ARBITRATOR" has the meaning attributed thereto in Section 10.13;

      "ARM'S LENGTH" has the meaning attributed to that term in the Tax Act and the related jurisprudence;

      "AUTHORITY" means any federal, provincial, state, municipal, local or district governmental or public department, court, commission, board, bureau, agency, ministry, department, tribunal, or other representative or political subdivision thereof or instrumentality or any law, rule, or regulation making entity in Canada;

      "BALANCE SHEETS" means the draft audited balance sheet of the Corporation as at December 31, 2002 and the unaudited balance sheet of the Corporation as at March 31, 2003 forming part of the Financial Statements;

      "BUSINESS" means the business of the Corporation presently carried on by the Corporation;

      "BUSINESS DAY" means any day which is not a Saturday, a Sunday or a day observed as a holiday under the laws of the Provinces of Ontario and Quebec or the federal laws of Canada applicable to the Provinces of Ontario and Quebec and on which the principal commercial banks located in the relevant city are open for business during normal banking hours;

      "CLAIM" has the meaning given in Section 5.1;

      "CLOSING" means the completion of the purchase and sale of the Purchased Shares contemplated by this Agreement;

      "CLOSING DATE" or "DATE OF CLOSING" means the later of July 1, 2003, or two Business Days after the Business Day in which all Regulatory Approvals are received or such other date as the Purchaser and the Vendor may agree upon in writing;

      "COMMON SHARES" means the common shares in the capital of the Corporation, as described in its articles of incorporation;

      "CONSENT" means the consent or approval of any party to a Material Contract with the Corporation to the completion of the sale of the Purchased Shares contemplated by this Agreement, the execution of this Agreement and the Closing, as required under the terms of such Material Contract, without any change being made to the existing Material Contract, in a form satisfactory to the Purchaser and the Vendor, acting reasonably;

      "CORPORATION" means Certen Inc., a corporation incorporated under the laws of Canada;

      "CORPORATION RELEASEES" means the Corporation, the Purchaser, Amdocs Software Systems Ltd., Amdocs Canada Inc. and their respective direct and indirect shareholders, controlling persons, officers, directors, subsidiaries, employees, agents, partners, representatives, advisors, members, Affiliates, predecessors, successors and assigns;

      "DISPUTE" has the meaning attributed thereto in Section 10.12;

      "ENCUMBRANCE" means any mortgage, lien (including any construction lien or certificate of action filed with respect thereto), pledge, charge, security interest, any third party rights of any nature whatsoever, any payment obligations, royalties, restriction, claim, set-off or encumbrance of any nature whatsoever;

      "ENVIRONMENTAL LAWS" means all federal, provincial, municipal or local laws, statutes, regulations, by-laws, ordinances, rules, policies, guidelines, orders, directives and other requirements of any government or political subdivision, agency or instrumentality or of any court, tribunal or other similar body, relating to environmental or health matters, including legislation governing the labelling, use and storage of Hazardous Substances;

      "ENVIRONMENTAL ORDERS" means applicable orders, decisions, or the like rendered by any Authority under or pursuant to any Environmental Laws;

      "ETA" means the Excise Tax Act (Canada) as amended from time to time;

      "FINANCIAL STATEMENTS" means the draft audited financial statements of the Corporation for the fiscal year ended December 31, 2002, and the unaudited financial statements of the Corporation for the fiscal quarter ended March 31, 2003 consisting of a balance sheet as of that date, a statement of income (loss) and retained earnings (deficit) a statement of changes in financial position, and in respect of the draft audited Financial Statements of the Corporation for the fiscal year ended December 31, 2002, the draft report of the auditors with all notes thereto, a copy of which is attached as SCHEDULE 4.1(G)(II);

      "GST" means all taxes payable under the ETA and any reference to a specific provision of the ETA shall refer to any successor provision thereto of like or similar effect;

      "HAZARDOUS SUBSTANCES" means PCBs, asbestos, urea formaldehyde foam insulation or any other substance or material that is prohibited, controlled or regulated under any Environmental Laws;

      "INTELLECTUAL PROPERTY" means any and all domestic and foreign inventions, patents, trade-marks, proposed trade-marks, trade names, copyrights, industrial designs, business names, certification marks, distinguishing guises, business styles and other intellectual property, whether or not registered, that are owned by or licensed to the Corporation, and all applications in respect thereof;

      "INDEMNIFIED PARTY" means a Person whom the Vendor or the Purchaser, as the case may be, has agreed to indemnify under Article 5;

      "INDEMNIFYING PARTY" means, in relation to an Indemnified Party, the Party to this Agreement that has agreed to indemnify that Indemnified Party under Article 5;

      "LOCATION" means any premises utilized in the Business;

      "MASTER OUTSOURCING AGREEMENT" means the Amended and Restated Master Outsourcing Services Agreement, dated as of April 26, 2001, entered into by and between the Corporation and Bell Canada, as amended;

      "MASTER LICENSE AGREEMENT" means the Master License and Services Agreement, dated as of January 26, 2001, entered into by and between the Corporation and Amdocs Software Systems Ltd., as amended;

      "MATERIAL ADVERSE EFFECT" means, where used in relation to the Corporation, a material adverse effect on the business, operations, assets, financial condition or prospects of the Corporation;

      "MATERIAL CONTRACTS" means the agreements listed in SCHEDULE 4.1(G)(VIII);


      "NOTICE OF ARBITRATION" has the meaning attributed thereto in Section
      10.13;

      "OPERATIONAL CONSENTS" means those consents listed in Schedule 6.4(a);

      "ORST" means tax imposed under the Retail Sales Tax Act (Ontario), regulations thereto, orders, orders in council, by laws and similar laws as applied by the Ontario Ministry of Finance;

      "PARTIES" means, collectively, the Vendor and the Purchaser and "PARTY" means any of them;

      "PENSION AUTHORITIES" means the applicable federal and provincial pension regulatory authorities, including Canada Customs and Revenue Agency;

      "PENSION CONTRACTS" means Plan Terms and all texts and amendments to all collective bargaining agreements, employment contracts, trust and funding agreements and insurance contracts relating to the Plans;

      "PENSION DOCUMENTS" means text and amendments to all Plans, trust and funding agreements and amendments, applicable insurance contracts, the most recent actuarial valuation and the most recent annual information return relating to the Plans;

      "PENSION LEGISLATION" means the applicable provincial or federal pension benefits legislation and, where applicable, the Tax Act;

      "PERSON" includes an individual, partnership, unincorporated association, organization, syndicate, body corporate, joint venture, trust and a trustee, executor, administrator or other legal or personal representative, the Crown, any Environmental Authority and any other entity recognized by law;

      "PLANS" means a plan or plans registered under Pension Legislation and which provide pensions for employees and former employees of the Corporation and their beneficiaries and, where applicable, includes:

      (i) the assets and funds maintained to provide benefits under the Plans;
      and

      (ii) Plan Terms;

      "PLAN TERMS" means the terms and conditions of all Plan texts and amendments thereto;

      "PREDECESSORS" means any owner, occupier or Person with or who previously had charge, management or control of any Real Property;

      "PRIME RATE" means the rate of interest per annum quoted by Canadian Imperial Bank of Commerce from time to time as its reference rate for Canadian dollar demand loans made to its commercial customers in Canada and which it refers to as its "prime rate", as such rate may be changed by it from time to time;

      "PURCHASE PRICE" has the meaning attributed thereto in Section 2.2;

      "PURCHASED SHARES" means the 918,500.99 issued and outstanding Common Shares of the Corporation owned by the Vendor, being the only securities of the Corporation owned by the Vendor;

      "PURCHASER'S KNOWLEDGE" means (i) actual knowledge of information which has been communicated by the Vendor and/or the Corporation to the Purchaser's

      Representatives in writing within the Relevant Period, or (ii) actual knowledge of information which has been communicated by the Vendor and/or the Corporation to any of the Purchaser's representatives in Canada in writing within the Relevant Period, and communicated in writing by such representatives to the Purchaser's Representatives within the Relevant Period;

      "PURCHASER'S RELEASE" has the meaning attributed thereto in Section 8.1;

      "PURCHASER'S REPRESENTATIVES" means any of the following individuals:
      [**];

      "QST" means all taxes payable under the QSTA, as amended from time to time;

      "QSTA" means An Act respecting Quebec Sales Tax (Quebec) and any reference to a specific provision of the QSTA shall refer to any successor provision thereto of like or similar effect;

      "REAL PROPERTY" means any real property, whether owned or leased, and used for the conduct of the Business or previously used for such purpose;

      "REGULATORY APPROVALS" means all necessary approvals, permits, sanctions, rulings, orders or consents from any Authority or self-regulatory organization within or outside of Canada with respect to the transactions contemplated by this Agreement, including, but not limited to, the regulatory approvals set forth in SCHEDULE 4.1(F);

      "RELEVANT PERIOD" means the period of time commencing on [**] and ending on [**];

      "SALES AND RELATED TAXES" means GST, QST, ORST, sales and use, land transfer tax, customs or excise duty, excise tax, turnover or value added tax, transfer tax, business transfer tax, telecommunications tax and similar taxes, including any interest, fines, additions and penalties thereon;

      "TAX" means all Sales and Related Taxes and all governmental taxes, levies, duties, assessments, reassessments and other charges of any nature whatsoever, whether direct or indirect, including without limitation income tax, profits tax, gross receipts tax, corporation tax, sales and use tax, wage tax, payroll tax, worker's compensation levy, capital tax, stamp duty, real and personal property tax, land transfer tax, customs or excise duty, excise tax, turnover or value added tax on goods sold or services rendered, withholding tax, social security and employment insurance charges or retirement contributions, and any interest, fines, additions to tax and penalties in connection therewith;

      "TAX ACT" means the Income Tax Act (Canada);

      "TAX RETURN" means any return, report, information return, election, designation or other document (including any related or supporting information) with respect to Taxes, each as amended;

      "TERMINATION DATE" shall have the meaning as set forth in Section 9.1;

      "THIRD PARTY CLAIM" has the meaning given in Section 5.4;

      "TIME OF CLOSING" means 10:00 a.m. (Toronto time) on the Closing Date or such other time as the Purchaser and the Vendor may agree upon;

      "TRANSITION AGREEMENT" means the Transition Agreement, dated as of May 28, 2003, entered into by and between the Corporation and the Vendor;

      "UNANIMOUS SHAREHOLDERS AGREEMENT" means the Unanimous Shareholders Agreement, dated January 26, 2001, entered into by and between the Vendor, the Corporation and Amdocs Canada Inc., as amended;

      "UNANIMOUS SHAREHOLDERS AGREEMENT TERMINATION AGREEMENT" means the agreement terminating the Unanimous Shareholders Agreement to be entered into between the Corporation, the Vendor and Amdocs Canada Inc. concurrently with the Closing, in the form agreed to by the Parties, acting reasonably;

      "VENDOR RELEASEES" means the Vendor, and its direct and indirect shareholders, controlling persons, officers, directors, subsidiaries, employees, agents, partners, representatives, advisors, members, Affiliates, predecessors, successors and assigns;

      "VENDOR'S KNOWLEDGE" means the knowledge of the Vendor after due inquiry where such due inquiry is limited to the Chief Financial Officer of the Corporation;

      "VENDOR'S RELEASE" has the meaning attributed thereto in Section 8.2.

1.2   TIME OF THE ESSENCE

      Time shall be of the essence of each provision of this Agreement. Any extension, waiver or variation of any provision of this Agreement shall not be deemed to affect this provision and there shall be no implied waiver of this provision.

1.3   CALCULATION OF TIME

      Unless otherwise specified, time periods within or following which any payment is to be made or act is to be done shall be calculated by excluding the day on which the period commences and including the day on which the period ends. If the last day of any such time period is not a Business Day, such time period shall be extended to the next Business Day following the day on which it would otherwise end.

1.4   CURRENCY

      Unless otherwise specified, all references to amounts of money in this Agreement refer to Canadian currency.

1.5   HEADINGS AND SECTION AND SCHEDULE REFERENCES


      (1) The descriptive headings preceding Articles and Sections of this Agreement are inserted solely for convenience of reference and are not intended as complete or accurate descriptions of the content of such Articles or Sections. The division of this Agreement into Articles and Sections shall not affect the interpretation of this Agreement.

      (2) Unless the context requires otherwise, references in this Agreement to Sections, Exhibits and Schedules are to Sections, Exhibits and Schedules of this Agreement. The Exhibits and Schedules to this Agreement are as follows:

                  Exhibit A - Purchaser's Release
                  Exhibit B - Vendor's Release
                  Schedule 4.1(c) - Binding Agreement, Validity of Transaction
                  Schedule 4.1(d) - Capitalization
                  Schedule 4.1(f) - Consents and Regulatory Approvals
                  Schedule 4.1(g)(ii) - Financial  Statements
                  Schedule 4.1(g)(v)(a) - Encumbrances
                  Schedule 4.1(g)(v)(b) - Leased Property and Licenses
                  Schedule 4.1(g)(v)(c) - Real Property Leases and Subleases
                  Schedule 4.1(g)(v)(d) - Assets
                  Schedule 4.1(g)(vi) - Litigation
                  Schedule 4.1(g)(viii) - Material Contracts
                  Schedule 4.1(g)(ix)(a) - Employees and Independent Contractors
                  Schedule 4.1(g)(ix)(c) - Collective Bargaining
                  Schedule 4.1(g)(ix)(d) - Outstanding Labour Claims
                  Schedule 4.1(g)(x) - List of Benefits/Pension Plans
                  Schedule 4.1(g)(xii) - Intellectual Property

1.6   PLURALS AND GENDER

      The use of words in the singular or plural, or referring to a particular gender, shall not limit the scope or exclude the application of any provision of this Agreement to such persons or circumstances as the context otherwise permits.

1.7   STATUTORY REFERENCES

      Any reference to a statute shall mean the statute in force as at the date of this Agreement (together with all regulations promulgated thereunder) as the same may be amended, re-enacted, consolidated or replaced from time to time, and any successor statute thereto, unless otherwise expressly provided.

1.8   CONSTRUCTION

      The words "including", "include", and "includes" shall mean "including without limitation", "include, without limitation" and "includes, without limitation", respectively.

                                    ARTICLE 2
                      PURCHASE AND SALE OF PURCHASED SHARES

2.1   PURCHASE AND SALE OF PURCHASED SHARES


      Subject to the terms and conditions of this Agreement, at the Time of Closing, the Vendor (as beneficial and registered owner) shall sell the Purchased Shares to the Purchaser, free and clear of all Encumbrances, and the Purchaser shall purchase the Purchased Shares. At the Closing hereunder, the Purchaser shall receive good and valid title to such Purchased Shares, free and clear of all Encumbrances.

2.2   CONSIDERATION

      The consideration to be paid by the Purchaser for the Purchased Shares shall be $89,145,280 (eight nine million, one hundred and forty five thousand, two hundred eighty Canadian dollars) (the "PURCHASE PRICE").

                                    ARTICLE 3
                              CLOSING ARRANGEMENTS

3.1   PLACE OF CLOSING

      The Closing shall take place at the offices of BLAKE, CASSELS & GRAYDON LLP, SUITE 2300, 199 BAY STREET, TORONTO, ONTARIO at the Time of Closing or at such other place and time as may be agreed upon by the Purchaser and the Vendor.

3.2   VENDOR'S DELIVERIES

      (1) At the Time of Closing, the Vendor shall deliver or cause to be delivered to the Purchaser the following documents:

      (a) share certificates representing the Purchased Shares duly endorsed in blank for transfer, or irrevocable transfer powers of attorney with respect to the Purchased Shares, duly executed in blank, with such signatures guaranteed to the satisfaction of the Purchaser, acting reasonably;

      (b) the minute books, share certificate books and corporate seals of the Corporation;

      (c) a resignation and release executed by each of the directors of the Corporation which were designated by the Vendor in the form agreed to by the Parties, acting reasonably;

      (d)   any documents or instruments required pursuant to the provisions of
            Section 10.3.

      (2) At the Time of Closing, the Vendor shall take such steps as shall be necessary to cause the Corporation to enter the Purchaser upon the books of the Corporation as the holder of the Purchased Shares and to issue a share certificate to the Purchaser representing the Purchased Shares.

3.3   PURCHASER'S DELIVERIES

      At the Time of Closing, the Purchaser shall deliver or cause to be delivered to the Vendor the following documents and payments:

      (a) the Purchase Price shall be paid by the Purchaser in cash or immediately available funds;

      (b) a release duly executed by the Corporation in favour of each of the directors of the Corporation which were designated by the Vendor in the form agreed to by the parties, acting reasonably;

      (c)   the Amdocs Guarantee, duly executed by Amdocs Limited; and

      (d)   any documents or instruments required pursuant to the provisions of
            Section 10.3.


                                    ARTICLE 4
                         REPRESENTATIONS AND WARRANTIES

4.1   REPRESENTATIONS AND WARRANTIES OF THE VENDOR

      The Vendor represents and warrants to the Purchaser, and acknowledges that the Purchaser is relying on the representations and warranties in completing the transactions contemplated by this Agreement (and the Purchaser acknowledges and agrees that the Vendor is not providing any representations or warranties in this Agreement with respect to the operations of the Corporation after the Closing) that as of the date hereof:

      (a)   CORPORATE

            The Corporation is a corporation duly incorporated and organized and is validly existing under the laws of Canada. The Corporation has the requisite corporate power and authority to own or lease its properties and to carry on the Business as presently conducted. The Corporation has no subsidiaries and has not agreed to acquire (i) any of the outstanding shares or securities convertible into shares of any Person, or (ii) any participating interest in any Person.

      (b)   EXECUTION AND DELIVERY

            The Vendor has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement and the performance by the Vendor of its obligations hereunder has been duly authorized by all necessary corporate action on the part of the Vendor and the Corporation.

      (c)   BINDING AGREEMENT, VALIDITY OF TRANSACTIONS

            This Agreement constitutes a legal, valid, and binding obligation of the Vendor, enforceable against the Vendor in accordance with its terms (subject, as to the enforcement of remedies, to bankruptcy, reorganization and insolvency laws relating to or affecting creditors' rights generally and subject to the availability of equitable remedies). Except as set out in SCHEDULE 4.1(C), neither the execution and delivery of this Agreement by the Vendor nor the performance or consummation of the transactions contemplated hereby by the Vendor conflict materially with, result in the material breach (with or without the giving of notice or lapse of time, or both) or violation of, or result in the acceleration or change of any material obligations of the Corporation, cause the expiration, termination, loss or change in terms or costs, or cancellation of any material right or privilege and will not cause the creation of any material right or material interest of any third party with respect to the Corporation or the Purchased Shares under (i) any applicable law, rule or regulation, judgment, order, writ, decree, permit or license to which the Vendor is bound, or (ii) any Material Contract.

      (d)   CAPITALIZATION

            The authorized share capital of the Corporation is (i) an unlimited number of Common Shares, of which Common Shares are issued and outstanding, and (ii) an unlimited number of Non Voting Preference Shares, none of which are issued or outstanding. The issued and outstanding share capital has been duly and validly issued and is outstanding as fully paid and non-assessable shares in the capital of the Corporation. Except as set forth in SCHEDULE 4.1(D) attached hereto, there are no outstanding securities convertible into or exchangeable or exercisable for any shares of the capital stock of the Corporation, nor does the Corporation have outstanding any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any shares of its capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock.

      (e) OWNERSHIP OF PURCHASED SHARES

            The Purchased Shares constitute approximately % of the issued and outstanding shares in the capital of the Corporation. The Vendor is, and at the Time of Closing will be, the only registered and beneficial owner of the Purchased Shares, free and clear of any Encumbrances or rights of others (other than the rights of the Purchaser hereunder). Following the execution of the Unanimous Shareholders Agreement Termination Agreement, there will be no binding contract, option or other right of another to sell, transfer, assign, pledge, charge, mortgage or in any other way dispose of or encumber any of the Purchased Shares (or any rights thereof) other than pursuant to this Agreement. Immediately following the Closing and the execution of the Unanimous Shareholders Agreement Termination Agreement, the Vendor shall not
            (i) own or have any rights in any shares of capital stock of the Corporation, (ii) own or have any rights in any securities convertible into or exchangeable or exercisable for any shares of the capital stock of the Corporation, or (iii) have any rights to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance of, any shares of capital stock or any securities convertible into or exchangeable or exercisable for any shares of its capital stock of the Corporation.

      (f)   CONSENTS

            Except as set out in SCHEDULE 4.1(F), no Consent, Regulatory Approval, or declaration, filing (other than administrative filings with tax authorities, companies registries and the like) or registration with, any third party or any Authority is required to be made or obtained by the Vendor and/or the Corporation in order to complete the sale of the Purchased Shares as contemplated by this Agreement.

      (g)   REPRESENTATION RELATING TO THE CORPORATION

                  (I)   LICENSES, PERMITS AND AUTHORIZATIONS

            The Corporation has conducted the Business in material compliance with, and the Corporation has made all material filings and registrations and holds all material licenses, permits and authorizations necessary for the lawful operation of the Business pursuant to, all applicable statutes, laws, ordinances, rules and regulations of all Authorities having jurisdiction over the Corporation or over any part of the Business, all of which licenses, permits and authorizations are in good standing with no violations in respect thereof as of the date of this Agreement. Without limitation to the aforementioned, the Business and the Corporation are not subject to, the Telecommunications Act (Canada), the Radiocommunication Act (Canada), the Bell Canada Act (Canada) and any decisions, orders, rulings or regulations made pursuant thereto.

                  (II)  FINANCIAL STATEMENTS

            The Financial Statements present fairly and accurately the financial position of the Corporation as of December 31, 2002 and of March 31, 2003, and the results of operation, cash flows and changes in financial position for the period then ended, in all material respects and have been prepared in accordance with Canadian generally accepted accounting principles, consistently applied with prior fiscal years of the Corporation. The Balance Sheets present fairly and accurately a true and complete statement of the assets, liabilities (whether accrued, absolute, contingent or otherwise) and financial condition of the Corporation as at

            December 31, 2002 and March 31, 2003, respectively, and the statement of income (loss) and retained earnings (deficit) and statement of changes in financial position forming a part of the Financial Statements accurately set forth the results of the operations of the Corporation and the source and application of the funds thereof throughout the periods covered thereby. The Corporation has not produced nor has it had prepared financial statements for any period ending, or as at a date, after nor is the Vendor in possession of such financial statements.

                  (III) ABSENCE OF UNDISCLOSED LIABILITIES

            Except to the extent reflected or reserved against in the Balance Sheets (including the notes thereto) or incurred subsequent to the date of the Balance Sheet and disclosed as a liability in any of the Schedules attached hereto and except normal trade creditors payable in the ordinary and normal course of business consistent with past practices, the Corporation does not have any outstanding liabilities (whether accrued, absolute or contingent) of the type required to be reflected as liabilities on a balance sheet prepared in accordance with Canadian generally accepted accounting principles.

                  (IV)  TAX MATTERS

      (a) The tax liability of the Corporation for previous taxation periods is as indicated in its Tax Returns. All Taxes shown as due on such Tax Returns or otherwise due or claimed to be due by any governmental entity have been paid. All installments, assessments and reassessments of which the Corporation is aware of or has received notice of and all other Taxes which are due and payable by it have been paid in full. Adequate provision in accordance with Canadian generally accepted accounting principles has been made by the Corporation in the Balance Sheets for any Taxes accrued but not yet due at the date of the Balance Sheets, or for the payment of any Tax installments due in respect of the current taxation year of the Corporation. Except to the extent reflected or reserved against in the Balance Sheets, the Corporation is not liable for any Taxes. No deficiencies for Taxes have been proposed, asserted or assessed against the Corporation that are not adequately reserved against;

      (b) The Corporation has on a timely basis filed all Tax Returns required to be filed by it. All such Tax Returns are true, correct and complete in all material respects;

      (c) The Corporation has properly withheld and remitted to the proper authority on a timely basis and in a form required under the appropriate legislation, all Tax (including income tax, Canada Pension Plan contributions and employment insurance premiums and any other deductions) required to be withheld and remitted by it;

      (d) The Vendor is not a non-resident of Canada within the meaning of the Tax Act;

      (e) The Corporation has charged, collected, remitted, paid and/or self-assessed all applicable Sales and Related Taxes to the appropriate Authority and/or in the manner and as required by the applicable Sales and Related Taxes legislation. The Corporation has not claimed any input tax credit, input tax refund, refund, rebate, credit or other tax recovery pursuant to the ETA, QSTA or other Sales and Related Taxes legislation to which it is not entitled;

      (f) The Vendor and/or Bell Mobility Inc., as applicable, have charged and collected from the Corporation all applicable Sales and Related Taxes in respect of supplies made by the Vendor and/or Bell Mobility Inc. to the Corporation and remitted such Sales and Related Taxes to the appropriate Authority in the manner and as required by the ETA, QSTA and other Sales and Related Taxes legislation; and

      (g) The Vendor and/or Bell Mobility Inc., as applicable, has paid all applicable Sales and Related Taxes on services and tangible personal property provided by the Corporation to the Vendor and Bell Mobility Inc.

                  (V)   PROPERTY

      (a) Except as disclosed in the Financial Statements or in SCHEDULE 4.1(G)(V)(A), the Corporation has good and marketable title to all of its properties, interests in properties and assets, real and personal, including those reflected on the Financial Statements or acquired since the date of the Financial Statements (except as since transferred, sold or otherwise disposed of in the ordinary and normal course of business), free and clear of all Encumbrances of any kind or character.

      (b) SCHEDULE 4.1(G)(V)(B) sets forth a true and complete list of all leases under which material respects of all equipment, other personal property and fixtures in the possession or custody of the Corporation which, as of the date hereof, is leased or held under license or similar arrangement and of the leases, licenses, agreements, or other documentation relating thereto.

      (c) Other than the leases and subleases referred to in SCHEDULE 4.1(G)(V)(C), the Corporation is not a party to or bound by any lease, sublease, license or other instrument relating to real property and the Corporation has not entered into any other instrument relating to real property. All interests held by the Corporation under such leases or subleases are free and clear of any and all Encumbrances of any nature and kind whatsoever. The Corporation does not own any interest in real property (except for the leases referred to in SCHEDULE 4.1(G)(V)(C)).

      (d) All of the tangible assets, machinery, equipment, vehicles, furniture, office equipment, computer hardware and software wherever situated and owned by the Corporation is set out in SCHEDULE 4.1(G)(V)(D) and, except as set out in SCHEDULE 4.1(G)(V)(D), all of the foregoing assets are in good condition, repair and (where applicable) proper working order, having regard to the use and age thereof, except only for reasonable wear and tear and are owned free and clear of all Encumbrances.

                  (VI)  LITIGATION

                  Except as disclosed in SCHEDULE 4.1(G)(VI) there are no Claims pending or, to the best of the Vendor's Knowledge, threatened against the Corporation or affecting any of its assets or properties or the Business. There are no facts or circumstances to the Vendor's Knowledge which are likely to give rise to any such Claims. Except as disclosed in SCHEDULE 4.1(G)(VI), there is not presently outstanding against the Corporation any judgment, execution, decree, injunction, rule or order of any court, Authority, administrative agency or arbitrator.

                  (VII) ABSENCE OF CHANGES

                  Neither the execution and delivery of this Agreement by the Vendor nor the performance or consummation of the transactions contemplated hereby by the Vendor nor will the change of control in the Corporation due to the sale of the Purchased Shares to the Purchaser cause any material adverse change in any of the assets, business, financial condition, results of operation or prospects of the Corporation or in the ability of the Corporation to carry on the Business substantially the same as the Business was being conducted immediately prior to signing this Agreement.

                  (VIII) MATERIAL CONTRACTS

                  Except for the contracts and agreements referred to in
                  SCHEDULE 4.1(G)(VIII) (collectively, the "MATERIAL CONTRACTS"), the Corporation is not a party to or bound by any material contract or commitment either now or in the future, whether oral or written (including all contracts with the Vendor and any affiliates and subsidiaries of the Vendor). The Material Contracts are all in full force and effect unamended and no material default exists in respect thereof on the part of any of the parties thereto. The Corporation is not in material default or breach of any Material Contract and there exists no condition, event or act which, with the giving of notice or lapse of time or both would constitute such a default or breach and all Contracts are in good standing and in full force and effect and the Corporation is entitled to all benefits thereunder.

                  (IX)  EMPLOYMENT MATTERS

      (a) SCHEDULE 4.1(G)(IX)(A) lists all of the independent contractors and the employees of the Corporation and the birthdate, position, length of service and compensation of each such employee.

      (b) There are no outstanding, pending, to the Corporation's knowledge threatened or anticipated assessments, actions, causes of action, claims, complaints, demands, orders, prosecutions or suits against the Corporation or its respective directors, officers or agents pursuant to or under any applicable rules, regulations, orders or laws, including Canada Pension Plan, employment insurance, Tax, employer health tax, employment standards, labour relations, occupational health and safety, human rights, workers' compensation and pay equity laws.

      (c) Except as disclosed and detailed in SCHEDULE 4.1(G)(IX)(C): and except with respect to the decision, [**] and that a partial sale of business from the Vendor to the Corporation had taken place and that the Vendor and the Corporation [**] with respect to the employees of the Corporation; and the Corporation [**] with respect to any future agreements.

      (d) Except as disclosed and detailed in SCHEDULE 4.1(G)(IX)(D), the Corporation is not in breach of any of the provisions of its collective agreements and there are no outstanding labour or employment proceedings of any kind (including unfair labour complaints, grievances, arbitrations or applications for declaration of successor employer) in respect of the Corporation.

      (e) all vacation pay, bonuses, commissions and other emoluments relating to the employees of the Corporation are accurately reflected in all respects and have been accrued in the financial records of the Corporation, and all liabilities in respect of employees, have or shall have been paid in full on the Closing Date.

                  (X)   PENSION AND BENEFIT MATTERS

      (a) SCHEDULE 4.1(G)(X) contains a complete and accurate list of all Plans. True, correct, complete and, where applicable, up-to-date copies of Pension Documents have been provided to the Purchaser.

      (b) All Plans are duly registered and in good standing under the applicable Pension Legislation and the Corporation has made all filings required by the Pension Authorities and Pension Legislation and to the Vendor's Knowledge no events have occurred which would affect the registered status of the Plans. The Plans and all investments held by such Plans comply in all material respects with all applicable Pension Legislation and Pension Contracts and have been maintained and administered in material compliance with the Plan Terms.

      (c) All required contributions or premiums to be paid under the terms of the Plans have been fully paid to the date hereof in accordance with the applicable Pension Legislation and Pension Contracts.

      (d) To the Vendor's Knowledge, no improvements to the Plans have been promised and no improvements will be made or promised prior to Closing except as may be required by applicable Pension Legislation and Pension Contracts and any such promises of benefit improvements shall be communicated to the Purchaser in writing prior to Closing.

      (e) To the Vendor's Knowledge, there have been no withdrawals or transfers of assets from the Plans except to a member or a beneficiary in accordance with the Plan Terms or in accordance with an approval granted by the Pension Authorities or in accordance with Pension Legislation.

      (f) To the Vendor's Knowledge, there are no outstanding actions or claims with respect to the Plans, other than claims for benefits submitted by members or beneficiaries in the normal course; and, to the Vendor's Knowledge, there is no litigation, legal action, suit, investigation, claim, counterclaim or proceeding pending or threatened against or affecting any Plan which could have a material adverse effect on the Vendor, the Corporation or on any Plan maintained as of the Closing Date.

      (g) Except as disclosed in SCHEDULE 4.1(G)(X), there is not now and on the Closing Date there will not be any benefit plans established by or for the Corporation for its employees.


                  (XI)  INSURANCE

                  The Corporation is not in default, whether as to the payment of premium or otherwise, under the terms of any insurance policy maintained by the Corporation (or under which the Corporation enjoys certain rights) with respect to its assets, property and undertaking and the Business as of the date hereof. The Corporation has not failed to give any notice or present any claim under any such policy in due and timely fashion. Nothing has been done or omitted to be done by the Corporation which could make any policy of insurance void or voidable.

                  (XII) INTELLECTUAL PROPERTY

                  SCHEDULE 4.1(G)(XII) lists all the registered Intellectual Property of the Corporation. Except as set forth in SCHEDULE 4.1(G)(XII), the Intellectual Property is free and clear of any claims and Encumbrances. To the Vendor's Knowledge, except as disclosed in SCHEDULE 4.1(G)(XII), there has been no claim of adverse ownership, invalidity or other opposition to or conflict with any of the Intellectual Property. To the Vendor's Knowledge, the Corporation is not currently, nor has it engaged in any activity that violates or infringes any intellectual property rights of any Person (except that the Vendor is not giving this representation with respect to any Intellectual Property that was developed by the Purchaser or any Affiliate of the Purchaser).

                  (XIII) COMPLIANCE WITH LAWS

                  The Corporation is in compliance in all material respects with, and will at the Closing Date have filed all reports or returns required under, all laws, regulations, orders, judgments or decrees applicable to it (including without limitation of the generality of the above with all Environmental Laws and Environmental Orders). Without limitation to any of the above, the Corporation is in full compliance with, if applicable, the Personal Information Protection and Electronic Documents Act (Canada).

                  (XIV) FULL DISCLOSURE

                  To the Vendor's Knowledge, none of the foregoing representations and statements of fact contains any untrue statement of a material fact or omits to state any material fact necessary to make any such statement or representation not misleading to a prospective purchaser of the Purchased Shares seeking full information as to the Corporation and its properties, businesses and affairs.

4.2   REPRESENTATIONS AND WARRANTIES OF THE PURCHASER


      The Purchaser hereby represents and warrants to the Vendor (and acknowledges that the Vendor is relying on the representations and warranties in completing the transactions contemplated hereby) that as of the date hereof:

      (a)   CORPORATE

            The Purchaser is an unlimited liability company duly incorporated and organized and is validly existing under the laws of Nova Scotia.

      (b)   AUTHORITY

            The Purchaser has all necessary corporate power, authority and capacity to enter into this Agreement and to perform its obligations hereunder and the execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder has been duly authorized by all necessary corporate action on the part of the Purchaser.

      (c)   ENFORCEABILITY

            This Agreement constitutes a legal, valid and binding obligation of the Purchaser, enforceable against the Purchaser in accordance with its terms (subject, as to the enforcement of remedies, to bankruptcy, reorganization and insolvency laws relating to or affecting creditors' rights generally and subject to the availability of equitable remedies). The execution and delivery of this Agreement by the Purchaser, the consummation of the transactions contemplated hereby and the fulfillment by the Purchaser of the terms, conditions and provisions hereof will not contravene or violate or result in the breach (with or without the giving of notice or lapse of time, or both) or acceleration of any obligations of the Purchaser under:

                  (A) any judgment, order, writ, injunction or decree of any court or of any Authority which is presently applicable to the Purchaser;

                  (B) the articles, by-laws or any resolutions of the Purchaser or any amendments thereto or restatements thereof; or

                  (C) the provisions of any agreement, arrangement or understanding to which the Purchaser is a party or by which it is bound.

      (d)   ACCREDITED INVESTOR

            The Purchaser is an "accredited investor" as defined in Ontario Securities Commission Rule 45-501 - Exempt Distributions promulgated under the Securities Act (Ontario), and shall deliver to the Vendor prior to Closing a certificate addressed to Vendor in a form satisfactory to the Vendor.



4.3   NATURE AND SURVIVAL OF VENDOR'S AND PURCHASER'S REPRESENTATIONS AND
      WARRANTIES


                  (1) The Vendor's representations and warranties shall survive the Closing and shall remain in full force and effect for the following periods:
(i) the representations and warranties of the Vendor contained in Section 4.1(e) (Ownership of Purchased Shares) shall survive the Closing and, notwithstanding the Closing and any inspections or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, until the expiration of the applicable statute of limitation, (ii) the representations and warranties of the Vendor contained in Section 4.1(g)(iv) (Tax Matters) shall survive the Closing and, notwithstanding the Closing and any inspections or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser, for the entire period during which an assessment or reassessment may be made with respect to any matter contemplated in Section 4.1(g)(iv), and (iii) subject to Sections 4.3(1)(i) and 4.3(1)(ii), the representations and warranties of the Vendor contained in Section 4.1 shall survive the Closing and, notwithstanding the Closing and any inspection or inquiries made by or on behalf of the Purchaser, shall continue in full force and effect for the benefit of the Purchaser until the earlier of (A) [**], and (B) such time as the audited financial statements of the Corporation for the fiscal year ended [**] (including a statement of income, retained earnings, and changes in financial position and the report of the auditors with all notes thereto) have been approved by the Corporation's Board of Directors (the "FINANCIAL STATEMENTS DATE"), after which time the Vendor shall be released from all obligations in respect of such representations and warranties unless a notice of Claim (setting out in reasonable detail the nature of the Claim and the approximate amount of such Claim, if known) shall have been delivered by the Purchaser in accordance with Section 5.4 before the expiry of each of the respective periods of time set forth above, as the case may be, in which case the representation and warranty to which such notice applies shall survive in respect to that Claim until the final determination or settlement of that Claim.

      (2) The representations and warranties of the Purchaser contained in
Section 4.2 shall survive the Closing and notwithstanding the Closing and any inspections or inquiries made by or on behalf of the Vendor, shall continue in full force and effect for the benefit of the Vendor until the earlier of (A) [**] and (B) the Financial Statements Date, after which time the Purchaser shall be released from all obligations in respect of such representations and warranties, unless a notice of Claim (setting out in reasonable detail the nature of the Claim and the appropriate amount thereof, if known) shall have been delivered by the Vendor in accordance with Section 5.4 before the expiry of such period, in which case the representation and warranty to which such notice applies shall survive in respect to that Claim until the final determination or settlement of that Claim.

                                    ARTICLE 5
                                 INDEMNIFICATION

5.1   INDEMNITY BY THE VENDOR

            Subject to Section 5.3, the Vendor shall indemnify and hold the Purchaser, its directors, officers, employees, agents, representatives and the Purchaser's Affiliates and their respective directors, officers, employees, agents, representatives, harmless in respect of any claim, demand, action, cause of action, damage, loss, cost, liability or expense (hereinafter referred to as a "CLAIM") which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

      (1) any incorrectness in or breach of any representation or warranty of the Vendor contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

      (2) any breach or non-fulfillment of any covenant or agreement on the part of the Vendor under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

5.2   INDEMNITY BY THE PURCHASER

            Subject to Section 5.3, the Purchaser shall indemnify and hold the Vendor, its directors, officers, employees, agents, representatives and the Vendor's Affiliates and their respective directors, officers and employees harmless in respect of any Claim which may be made or brought against an Indemnified Party or which it may suffer or incur directly or indirectly as a result of, in respect of or arising out of:

      (1) any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement; or

      (2) any breach or non-fulfillment of any covenant or agreement on the part of the Purchaser under this Agreement or under any other agreement, certificate or instrument executed and delivered pursuant to this Agreement.

5.3   LIMITATIONS

            Notwithstanding any other provision in this Agreement to the contrary:

      (a) subject to Section 5.3(d), the Vendor's liability with respect to any Claim for incorrectness in or breach of any representation or warranty contained in Section 4.1 (with the exception of the representations and warranties contained in Section 4.1(g)(iv)(g)) shall not [**]; and

      (b) subject to Section 5.3(d), the Vendor's liability with respect to each separate Claim arising hereunder (except for Claims with respect to the Vendor's obligation to sell and deliver the Purchased Shares to the Purchaser in accordance with the terms and conditions of this Agreement) shall not exceed $[**] ([**] Canadian dollars), and the total aggregate liability for all Claims (except for Claims with respect to the Vendor's obligation to sell and deliver the Purchased Shares to the Purchaser in accordance with the terms of this Agreement) shall not exceed $[**] ([**] Canadian dollars) excluding any liability for Claims under Section 5.3(d); and

      (c) subject to Section 5.3(d) no Claim arising hereunder (except for Claims with respect to the Vendor's obligation to sell and deliver the Purchased Shares to the Purchaser in accordance with the terms and conditions of this Agreement) shall be brought unless the amount of each such Claim exceeds $[**] ([**] Canadian dollars), in which case such Claim shall be recoverable as provided in this Agreement (from the first dollar and not only on the amount exceeding $[**] ([**] Canadian dollars)); and

      (d) Notwithstanding any other provision of this Section, the liability of the Vendor for any breach of the representations and warranties contained in Section 4.1(g)(iv)(g) shall, where such breach is in respect of the non-payment of Sales and Related Taxes on services or tangible personal property provided by the Corporation to the Vendor and/or Bell Mobility Inc. and where such breach benefits or has benefited the Vendor and/or Bell Mobility Inc. shall be [**]. For greater certainty it is acknowledged that none of the other Sub-Sections in this Section 5.3 shall apply with respect to Claims under this Sub-Section 5.3(d); and

      (e) the Vendor shall not be liable for any Claim arising hereunder relating to any incorrectness in or breach of any representation or warranty of the Purchaser contained in this Agreement (excluding under Section 4.1(g)(iv)(g)), if, within 30 Business Days following the written notice of such Claim by the Purchaser to the Vendor, the Vendor can prove that the Purchaser had Purchaser's Knowledge of the material facts relating to such Claim; and

      (f) the amount of the Vendor's liability for Direct Claims (as defined below) with respect to any payments made by the Corporation to its Affiliates shall be limited to the Corporation's reasonable costs incurred with respect thereto; and

      (g) the Purchaser's total aggregate liability with respect to each separate Claim arising hereunder (except for Claims with respect to the Purchaser's obligation to purchase the Purchased Shares in accordance with the terms and conditions of this Agreement) shall not exceed $[**] ([**] Canadian dollars) and the total aggregate liability for all Claims (except for Claims with respect to the Purchaser's obligation to purchase the Purchased Shares in accordance with the terms and conditions of this Agreement) arising hereunder made or brought against the Purchaser by the Vendor shall not exceed $[**] ([**] Canadian dollars). No Claim arising hereunder shall be brought unless the amount of such Claim exceeds $[**] ([**] Canadian dollars), in which case such Claim shall be recoverable as provided in this Agreement (from the first dollar and not only on the amount exceeding $[**] ([**] Canadian dollars)).

5.4   NOTICE OF CLAIM

            If an Indemnified Party becomes aware of a Claim in respect of which indemnification is provided for pursuant to either of Section 5.1 or 5.2, as the case may be, the Indemnified Party shall promptly give written notice of the Claim to the Indemnifying Party. Such notice shall specify whether the Claim arises as a result of a claim by a Person against the Indemnified Party (a "THIRD PARTY CLAIM") or whether the Claim does not so arise (a "DIRECT CLAIM"), and shall also specify with reasonable particularity (to the extent that the information is available):

      (a)   the factual basis for the Claim; and

      (b)   the amount of the Claim, if known.

      If, through the fault of the Indemnified Party after becoming aware of a Claim, the Indemnifying Party does not receive notice of any Claim in time effectively to contest the determination of any liability susceptible of being contested, then the liability of the Indemnifying Party to the Indemnified Party under this Article shall be reduced by the amount of any losses incurred by the Indemnifying Party resulting from the Indemnified Party's failure to give such notice on a timely basis.

5.5   DIRECT CLAIMS

      In the case of a Direct Claim, the Indemnifying Party shall have 60 days from receipt of notice of the Claim within which to make such investigation of the Claim as the Indemnifying Party considers necessary or desirable. For the purpose of such investigation, the Indemnified Party shall make available to the Indemnifying Party the information relied upon by the Indemnified Party to substantiate the Claim, together with all such other information as the Indemnifying Party may reasonably request. If both parties agree at or before the expiration of such 60 day period (or any mutually agreed upon extension thereof) to the validity and amount of such Claim, the Indemnifying Party shall immediately pay to the Indemnified Party the full agreed upon amount of the Claim, failing which the matter shall be referred to the settlement provisions set forth in Sections
10.12 and 10.13 below.

5.6   THIRD PARTY CLAIMS

      In the case of a Third Party Claim, the Indemnifying Party shall have the right, at its expense, to participate in or assume control of the negotiation, settlement or defence of the Claim. If the Indemnifying Party elects to assume such control, the Indemnifying Party shall reimburse the Indemnified Party for all of the Indemnified Party's out-of-pocket expenses incurred as a result of such participation or assumption. Subject to Section 6.6, the Indemnified Party shall have the right to participate in the negotiation, settlement or defence of such Third Party Claim and to retain counsel to act on its behalf, provided that the fees and disbursements of such counsel shall be paid by the Indemnified Party unless the Indemnifying Party consents to the retention of such counsel at its expense or unless a representation of both the Indemnifying Party and the Indemnified Party by the same counsel would be inappropriate due to the actual or potential differing interests between them (such as the availability of different defences). The Indemnified Party shall cooperate with the Indemnifying Party so as to permit the Indemnifying Party to conduct such negotiation, settlement and defence and for this purpose shall preserve all relevant documents in relation to the Third Party Claim, allow the Indemnifying Party access on reasonable notice to inspect and take copies of all such documents and require its personnel to provide such statements as the Indemnifying Party may reasonably require and to attend and give evidence at any trial or hearing in respect of the Third Party Claim. If, having elected to assume control of the negotiation, settlement or defence of the Third Party Claim, the Indemnifying Party thereafter fails to conduct such negotiation, settlement or defence with reasonable diligence, then the Indemnified Party shall be entitled to assume such control and the Indemnifying Party shall be bound by the results obtained by the Indemnified Party with respect to such Third Party Claim.

5.7   SETTLEMENT OF THIRD PARTY CLAIMS

      If the Indemnifying Party fails to assume control of the defence of any Third Party Claim, the Indemnified Party shall have the exclusive right to contest, settle or pay the amount claimed. Whether or not the Indemnifying Party assumes control of the negotiation, settlement or defence of any Third Party Claim, the Indemnifying Party shall not settle any Third Party Claim without the written consent of the Indemnified Party, which consent shall not be unreasonably withheld or delayed; provided, however, that the liability of the Indemnifying Party shall be limited to the proposed settlement amount if it is determined that the final settlement or judgement is less favourable taken as a whole than the proposed settlement taken as a whole and any such consent to such proposed settlement is not obtained for any reason within a reasonable time after the request therefor.

5.8   INTEREST ON CLAIMS

      The amount of any Claim submitted under Section 5.1 or Section 5.2 as damages or by way of indemnification shall bear interest from and including the date any Indemnified Party is required to make payment in respect thereof at the Prime Rate calculated from and including such date to but excluding the date reimbursement of such Claim by the Indemnifying Party is made, and the amount of such interest shall be deemed to be part of such Claim.

                                    ARTICLE 6
                            COVENANTS OF THE PARTIES

6.1   CORPORATION'S ACTIONS PRIOR TO CLOSING

      The Parties shall take all actions required in order to ensure that the Corporation, during the period from the date of this Agreement to the Time of Closing, continues and operates its Business in the ordinary and normal course of business, consistent with the way its business has been conducted prior to the date of this Agreement, including, without limitation, that the Corporation shall: (i) continue to pay all payables and collect all receivables in a timely manner in the ordinary course of business consistent with past practice, (ii) not enter into commitments, initiate new business, assume commitments, dispose of material assets or discharge or satisfy any lien or encumbrance, other than changes in the ordinary and normal course of business, none of which might have, either by itself or in the aggregate, a Material Adverse Effect, (iii) not take or initiate any action, procedure, claim, amendment, waive any rights, terminate and/or enter into any agreements or instruments which are material to the Corporation or which may materially affect the Business or the Purchased Shares or Intellectual Property or which are in conflict or inconsistent with the transaction contemplated in this Agreement, (iv) not make any general wage or salary increase, pay any bonuses or extraordinary payments or enter into any employment agreements in respect of personnel which it employs, (v) not initiate or settle any litigation or claim to which the Corporation and/or the Purchaser or any of its Affiliates (except for litigation under this Agreement) may be or may become a party, (vi) take all actions necessary to promote the interest and maintain the goodwill of the Corporation, and of all persons having business relations with the Corporation, and (vii) take any action or exercise any option under the Unanimous Shareholders Agreement.

6.2   VENDOR'S ACTIONS PRIOR TO CLOSING

      Except as otherwise contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Time of Closing, the Vendor shall not, without the prior written consent of the Purchaser, take any action or exercise any option under the Unanimous Shareholders Agreement.

6.3   PURCHASER'S ACTIONS PRIOR TO CLOSING

      Except as otherwise contemplated or permitted by this Agreement, during the period from the date of this Agreement to the Time of Closing, the Purchaser shall not, without the prior written consent of the Vendor, take any action or exercise any option under the Unanimous Shareholders Agreement.

6.4   APPROVALS AND CONSENTS

      (a) The Vendor agrees to use its commercially reasonable efforts promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Vendor shall forthwith take all steps reasonably necessary and in the Vendor's control and use its commercially reasonable efforts to obtain as of the Time of Closing all Operational Consents and Regulatory Approvals, all on behalf of, and as required for the consummation of the transactions contemplated hereby, by the Vendor and the Corporation, and shall comply with any conditions thereof, which are required in connection with the completion of the transactions contemplated by this Agreement, the execution of this Agreement, and the Closing or the performance of any of the terms and conditions hereof; provided that the Vendor shall not be required to incur any costs except as provided for in the Further Amended and Restated Master Outsourcing Agreement as such agreement will be executed between the Parties prior to Closing. Without derogating from the provisions of the Further Amended and Restated Master Outsourcing Agreement as such agreement will be executed between the Parties prior to Closing, to the extent that any Operational Consents are not obtained prior to the Time of Closing, the Vendor agrees to continue to use its commercially reasonable efforts to obtain all Operational Consents for a period not to exceed 90 days following the Date of Closing.

      (b) The Purchaser agrees to use its commercially reasonable efforts promptly to do or cause to be done all things necessary, proper or advisable under applicable laws and regulations to consummate and make effective the transactions contemplated by this Agreement. Without limiting the foregoing, the Purchaser shall forthwith take all steps reasonably necessary and in the Purchaser's control and use its commercially reasonable efforts to ensure that the purchase and sale of the Purchased Shares and the completion of the transactions contemplated by this Agreement are allowed under the Investment Canada Act (Canada) and shall make all filings required to be made by the Purchaser under the Competition Act (Canada), and shall comply with any conditions thereof, which are required in connection with the completion of the transactions contemplated by this Agreement, the execution of this Agreement, and the Closing or the performance of any of the terms and conditions hereof provided that the Purchaser shall not be required to incur any costs (other than those expenses incurred in preparing such filings).

      (c) Both Parties agree to use their commercially reasonable efforts promptly to cause the Corporation to take all actions necessary for the completion of the transactions contemplated herein.

6.5   ACCESS AND INFORMATION

            The Vendor shall at all times during the period from the date of this Agreement until the Time of Closing make available to the Purchaser and its representatives and advisers for examination all books and records of the Corporation (including minute books and accounting ledgers) in its possession or under its control. The Vendor shall provide copies of the foregoing when reasonably requested by the Purchaser. The Vendor shall at all times during the period from the date of Agreement until the Time of Closing give the Purchaser and its representatives and advisers unrestricted access to the premises of the Corporation in order to make such investigations as the Purchaser shall deem advisable. The Vendor shall give such Persons all means necessary to effect such examinations and investigations and shall cause its agents, employees, officers and directors to use their best efforts to aid such Persons in such examinations and investigations. The Vendor shall provide the Purchaser and its representatives and advisers at all times during the period from the date of this Agreement to the Time of Closing with an opportunity to meet with the auditors and any employees, advisers or personnel of the Corporation.

6.6   COOPERATION ON TAX MATTERS

            During the time period following Closing specified in Section 4.3(1)(ii), the Vendor agrees that it shall, and the Purchaser agrees that it shall cause the Corporation to, fully cooperate with each other to:

      (a) enable the Vendor and the Corporation to more accurately determine their respective Transfer Tax liability [**];

      (b) without restricting the generality of paragraph (a), the Purchaser shall (1) cause the Corporation to provide to the Vendor copies of any interpretations or rulings, if any, obtained from any Sales and Related Taxes authority to substantiate the Sales and Related Taxes treatment in respect of the amounts payable by the Vendor to the Corporation prior to Closing, and (2) use its best efforts to cause the Corporation to provide to the Vendor any other information or document with respect to any amounts payable by the Vendor to the Corporation prior to Closing, which reasonably may be requested by the Vendor, including but not limited to the information or documents specified in the Input Tax Credit (GST/HST) Information Regulations;

      (c) the Purchaser further agrees to notify the Vendor promptly, but no later than five days following, the receipt by the Corporation of notification of an audit by a Sales and Related Taxes authority in respect of any amounts payable by the Vendor to the Corporation in the time period prior to Closing; and

      (d) in the event of any assessment against the Corporation in respect of any amounts payable by the Vendor to the Corporation in the time period prior to Closing, the

            Purchaser agrees that the Vendor has the right, at its option and at its expense, to be actively involved in any appeal of the assessment, including the right to file a notice of objection, correspond with relevant government officials and appeal any resulting decision to the appropriate court or courts. For purposes of this section, the phrase "be actively involved in" means that the Corporation will cooperate with Vendor with a view to minimizing the amount of the assessment and, in this connection, the Vendor and the Corporation will agree by consensus on the strategies and positions to be taken. In the case of disagreement, the Purchaser shall cause the Corporation to select, together with the Vendor, a professional accounting firm or law firm not then acting as auditors or principal external counsel for any of the Vendor (or an Affiliate of the Vendor), Purchaser or Corporation, for an independent opinion on the strategies and positions to be taken in respect of any matter in respect of an assessment in connection with any amounts payable by the Vendor to the Corporation in the time period prior to Closing. The fees and costs associated with the appointment of such professional accounting or law firm shall be [**], provided that [**] the scope of work to be [**] by such professional accounting or law firm.

6.7         POST RETIREMENT BENEFITS DISPUTE

            The Parties acknowledge that in the event that the Closing does not occur then the Purchaser reserves the right to renew its claim as to the proper treatment and payment into the Corporation of post retirement benefits, which claim the Purchaser shall desist upon Closing.

6.8         VENDOR'S RELEASE

            Prior to the Closing the Vendor and the Purchaser shall take all actions necessary and cause the Corporation to sign the Vendor's Release and the director's release in accordance with Section 3.3(b).

6.9         COOPERATION ON PREPARATION OF FINANCIAL STATEMENTS

            Prior to the Closing Date, the Vendor agrees that it shall, and the Purchaser agrees that it shall cause the Corporation to, fully cooperate with each other to prepare and deliver to the Purchaser, at no cost to the Vendor, the following:

            (a) financial statements of the Corporation, prepared in accordance with United States generally accepted accounting principles or in accordance with Canadian generally accepted accounting principles, including a note adjusting results to United States generally accepted accounting principles:

            (i) Audited financial statements for the fiscal year ended December 31, 2002,

            (ii) Financial statements, reviewed by the Corporation's auditors, for the last interim period ended before the Closing Date,

            (b) financial statements of the Corporation, reviewed by the Corporation's auditors, prepared in accordance with United States generally accepted accounting principles and translated to the United States dollar, for the following periods:

            (i) Three months ended December 31, 2001.

            (ii) Nine months ended September 30, 2002.

            (iii) Three months ended December 31, 2002.

            (iv) Three months ended March 31, 2003.

            (v) Three months ended June 30, 2003.

            (vi) Six months ended June 30, 2003.

            (c) The financial statements of the Corporation for the Closing Date, reviewed by the Corporation's auditors, prepared in accordance with United States generally accepted accounting principles and translated to the United States dollar. The financial statements will include a balance sheet as of the closing date and a statement of income (loss) for the period from the beginning of the quarter in which the Closing Date fall and ending at the Closing Date.

            (d) The auditors consent letter regarding the Corporation's audited financial statements for the fiscal year ended December 31, 2002, and the audit letter for the same period.

                                    ARTICLE 7
                     CONDITIONS PRECEDENT TO THE PERFORMANCE
            BY THE PARTIES OF THEIR OBLIGATIONS UNDER THIS AGREEMENT

7.1         THE PURCHASER'S CONDITIONS

            The obligation of the Purchaser to complete the purchase of the Purchased Shares hereunder shall be subject to the satisfaction of, or compliance with, at or before the Time of Closing, each of the following conditions (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Purchaser):

      (a)   REPRESENTATIONS AND WARRANTIES

            All representations and warranties of the Vendor made pursuant to this Agreement shall be true and correct in all material respects with the same force and effect as if made at and as of the Time of Closing, and the Vendor shall have delivered to the Purchaser at the Time of Closing a certificate dated the Closing Date under corporate seal, duly executed by an officer of the Vendor acceptable to the Purchaser, to such effect. The receipt of such certificate and the closing of the transaction of purchase and sale provided for in this Agreement shall not be nor deemed to be a waiver of the representations and warranties of the Vendor contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Purchaser as provided in Article 4.3.

      (b)   PERFORMANCE OF OBLIGATIONS

            The Vendor shall have performed or complied with, in all material respects, all of its obligations, covenants and agreements in this Agreement which are to be performed or complied with by the Vendor at or prior to the Time of Closing, and the Vendor shall have delivered to the Purchaser at the Time of Closing a certificate dated the Closing Date under corporate seal, duly executed by an officer of the Vendor acceptable to the Purchaser, to such effect.

      (c)   RECEIPT OF CLOSING DOCUMENTATION

            All documentation relating to the due authorization and completion of the purchase and sale of the Purchased Shares and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by the Vendor of its obligations under this Agreement shall be satisfactory to the Purchaser and its counsel, acting reasonably, and the Purchaser shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Purchaser and its counsel, acting reasonably.

      (d)   BOARD APPROVAL

            The board of directors of the Vendor shall have authorized and approved the execution and delivery of this Agreement and the performance by the Vendor of its obligations hereunder.

      (e)   COMPETITION ACT

            The Purchaser shall have obtained an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) to the effect that the Director of Investigation and Research under that Act is satisfied that there would not be sufficient grounds upon which to apply to the Competition Tribunal under Section 92 of such Act with respect to the transactions contemplated by this Agreement.

      (f)   INVESTMENT CANADA ACT

            Either:

                  (i) the Purchaser shall have received written confirmation that the Minister responsible for the Investment Canada Act (Canada) is satisfied that the purchase of the Purchased Shares by the Purchaser is likely to be of net benefit to Canada; or

                  (ii) the time within which the Minister is required to advise the Purchaser whether the Minister is satisfied that the purchase of the Purchased Shares is likely to be of net benefit to Canada has expired (unless within that time the Minister has sent a notice to the Purchaser confirming that the Minister is not satisfied that the purchase of the Purchased Shares is likely to be of net benefit to Canada).

      (g)   NO ACTION TO RESTRAIN

            No action or proceeding shall be pending or threatened by any Authority or any other Person (including a Party other than the Purchaser or its Affiliates) to restrain or prohibit the completion of the transactions contemplated by this Agreement or to prevent or restrain the Corporation from carrying on the Business as presently carried on.

      (h)   CORPORATION'S COMPLIANCE

            The Corporation shall have performed or complied with, in all material respects, all of the obligations agreed to be imposed on it under the provisions of Section 6.1 which are to be performed or complied with at or prior to the Time of Closing.

      (i)   PURCHASER'S RELEASES

            The Purchaser shall have received the executed Purchaser's Release.

      (j)   OTHER CLOSING CONDITIONS

            Any other conditions to Closing agreed to between the Parties in writing.

7.2         CONDITIONS OF THE VENDOR

            The obligation of the Vendor to complete the sale of the Purchased Shares hereunder shall be subject to the satisfaction of or compliance with, at or before the Time of Closing, of each of the following conditions (each of which is hereby acknowledged to be inserted for the exclusive benefit of the Vendor):

      (a)   REPRESENTATIONS AND WARRANTIES

            All representations and warranties of the Purchaser made pursuant to this Agreement shall be true and correct in all material respects with the same force and effect as if made at and as of the Time of Closing, and the Purchaser shall have delivered to the Vendor at the Time of Closing its certificate dated the Closing Date under corporate seal, duly executed by a senior officer of the Purchaser acceptable to the Vendor, to such effect. The receipt of such certificate and the Closing of the transaction of purchase and sale provided for in this Agreement shall not be nor be deemed to be a waiver of the representations and warranties of the Purchaser contained in this Agreement, which representations and warranties shall continue in full force and effect for the benefit of the Vendor as provided in Section 4.3.

      (b)   PERFORMANCE OF AGREEMENT

            The Purchaser shall have performed or complied with, in all respects all of its obligations, covenants and agreements in this Agreement which are to be performed or complied with by the Purchaser at or prior to the Time of Closing and shall have delivered to the Vendor at the time of Closing a certificate dated the Closing Date under corporate seal, duly executed by a senior officer of the Purchaser acceptable to the Vendor, to such effect.

      (c)   RECEIPT OF CLOSING DOCUMENTATION

            All documentation relating to the due authorization and completion of the purchase and sale of the Purchased Shares and all actions and proceedings taken on or prior to the Closing Date in connection with the performance by the Purchaser of its obligations under this Agreement shall be satisfactory to the Vendor and its counsel, acting reasonably, and the Vendor shall have received copies of all such documentation or other evidence as it may reasonably request in order to establish the consummation of the transactions contemplated hereby and the taking of all corporate proceedings in connection therewith in compliance with these conditions, in form and substance satisfactory to the Vendor and its counsel, acting reasonably.

      (d)   NO ACTION TO RESTRAIN

            No action or proceeding shall be pending or threatened by any Authority or any other Person (including a Party other than the Corporation, the Vendor or its Affiliates) to restrain or prohibit the completion of the transactions contemplated by this Agreement or to prevent or restrain the Corporation from carrying on the Business as presently carried on.

      (e)   BOARD APPROVAL

            The board of directors of the Purchaser shall have authorized and approved the execution and delivery of this Agreement and the performance by the Purchaser of its obligations hereunder.

      (f)   COMPETITION ACT

            The Purchaser shall have obtained an advance ruling certificate pursuant to Section 102 of the Competition Act (Canada) to the effect that the Director of Investigation and Research under that Act is satisfied that there would not be sufficient grounds upon which to apply to the Competition Tribunal under Section 92 of such Act with respect to the transactions contemplated by this Agreement.

      (g)   INVESTMENT CANADA ACT

            Either:

                  (i) the Purchaser shall have received written confirmation that the Minister responsible for the Investment Canada Act (Canada) is satisfied that the purchase of the Purchased Shares by the Purchaser is likely to be of net benefit to Canada; or

                  (ii) the time within which the Minister is required to advise the Purchaser whether the Minister is satisfied that the purchase of the Purchased Shares is likely to be of net benefit to Canada has expired (unless within that time the Minister has sent a notice to the Purchaser confirming that the Minister is not satisfied that the purchase of the Purchased Shares is likely to be of net benefit to Canada).

            [**]The Vendor shall be [**] by the Vendor, with respect to [**] prior to the Time of Closing after [**], the Purchaser shall [**].

      (h)   VENDOR'S RELEASES

            The Vendor shall have received the executed Vendor's Releases.

      (i)   OTHER CLOSING CONDITIONS

            Any other conditions to Closing agreed to between the Parties in writing.

7.3         WAIVER BY PURCHASER

            Subject to Article 9 below, if any of the conditions set forth in
Section 7.1 have not been fulfilled, performed or satisfied at or prior to October 1, 2003, the Purchaser may, by written notice to the Vendor terminate all of its obligations hereunder and the Purchaser shall be released from all its obligations under this Agreement. Any of such conditions may be waived in whole or in part by the Purchaser by instrument in writing given to the Vendor without prejudice to any of the Purchaser's rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.

7.4         WAIVER BY VENDOR

            Subject to Article 9 below, if any of the conditions set forth in
Section 7.2 have not been fulfilled, performed or satisfied at or prior to October 1, 2003, the Vendor may, by written notice given to the Purchaser, terminate all of its obligations hereunder and the Vendor shall be released from all its obligations under this Agreement. Any of such conditions may be waived in whole or in part by the Vendor by instrument in writing given to the Purchaser, without prejudice to any of the Vendor's rights of termination in the event of non-performance of any other condition, obligation or covenant in whole or in part, and without prejudice to its right to complete the transaction of purchase and sale contemplated by this Agreement and claim damages for breach of representation, warranty or covenant.

                                    ARTICLE 8
                              ADDITIONAL COVENANTS

8.1         [**] THE CORPORATION AND THE PURCHASER

            In consideration of the transactions contemplated by this Agreement and the covenants and agreements of the Purchaser contained herein, effective as of the Closing, [**].

8.2         [**] THE VENDOR

            In consideration of the transactions contemplated by this Agreement and the covenants and agreements of the Vendor contained herein, effective as of the Closing, [**].

                                    ARTICLE 9
                                   TERMINATION

9.1         TERMINATION

            This Agreement may be terminated prior to the Closing as follows:

      (a) at any time on or prior to the Closing Date, by mutual written consent of the Vendor and the Purchaser;

      (b) by either Purchaser or Vendor, if all conditions to consummation of the transactions contemplated herein have not been satisfied or waived on or before October 1, 2003 (the "TERMINATION DATE"); provided that the right to terminate this Agreement under this clause (b) shall not be available to any Party whose failure to fulfill any obligation of such Party under this Agreement has been the primary cause of, or resulted in, the failure of the Closing to occur on or before the Termination Date.

                                   ARTICLE 10
                                     GENERAL

10.1        PUBLIC NOTICES

            All public notices to third parties and all other publicity concerning the matters contemplated by this Agreement shall be jointly planned and co-ordinated by the Parties and no Party shall act unilaterally in this regard without the prior approval of the other Parties, except where the Party making such notice is required to do so by law or by the applicable regulations or policies of any regulatory agency of competent jurisdiction or any stock exchange, provided that such Party will use reasonable efforts to notify the other Party in advance of such disclosure so as to permit the other Parties to seek a protective order or otherwise contest such disclosure.

10.2        EXPENSES

            Each Party to this Agreement shall pay its respective legal, accounting and other professional advisory fees, costs and expenses incurred in connection with the negotiation, preparation or execution of this Agreement and all documents and instruments executed or delivered pursuant to this Agreement, as well as any other costs and expenses incurred and, for greater certainty, no costs shall be incurred by the Corporation. The Vendor shall pay any and all income tax payable by the Vendor, if any, as a result of the transfer and sale of the Purchased Shares to the Purchaser.

10.3        FURTHER ASSURANCES

            The Parties shall do all such things and actions (including voting) and provide all such reasonable assurances as may be required to consummate the transactions contemplated by this Agreement, and each Party shall provide such further documents or instruments required by any other Party as may be reasonably necessary or desirable to effect the purpose of this Agreement and carry out its provisions, whether before or after Closing.

10.4        ASSIGNMENT AND ENUREMENT

            Neither this Agreement nor any benefits or duties accruing under this Agreement shall be assignable by the Vendor without the prior written consent of the Purchaser, acting reasonably. The Purchaser may, in its sole discretion without the consent of the Vendor, assign this Agreement, in whole or in part, to any Affiliate of the Purchaser (whose ultimate parent is Amdocs Limited) at any time before or after the Closing; provided that reasonable prior notice of such assignment is delivered to the Vendor. This Agreement shall enure to the benefit of and be binding upon the Parties and their respective successors (including any successor by reason of amalgamation of any Party) and permitted assigns. Notwithstanding the foregoing, following an assignment as contemplated herein, the Vendor shall continue to be liable for its duties accruing hereunder.

10.5        ENTIRE AGREEMENT

            This Agreement, together with any Schedules and Exhibits attached hereto and any documents delivered pursuant to this Agreement, constitutes the entire agreement between the Parties with respect to the matters herein and supersedes all prior agreements, understandings, negotiations, discussions, representations, promises or statements, whether oral or written, relating to the subject matter hereof. This Agreement shall not be amended, altered or qualified except by written agreement signed by all of the Parties.

10.6        WAIVER

            Except as otherwise expressly set out herein, no waiver of any provision of this Agreement shall be binding unless it is in writing. No indulgence or forbearance by a Party shall constitute a waiver of such Party's right to insist on performance in full and in a timely manner of all covenants in this Agreement. Waiver of any provision shall not be deemed to waive the same provision thereafter, or any other provision of this Agreement at any time.

10.7        NOTICES

            All payments and communications which may be or are required to be given by any Party to any other Party, shall be in writing and (i) delivered personally, (ii) sent by prepaid courier service or mail, or (iii) sent by prepaid telecopier or other similar means of electronic communication to the Parties at their following respective addresses:

      For the Purchaser:

            c/o Goodmans LLP
            Suite 2400
            250 Yonge Street
            Toronto, Ontario  M5B 2M6

            Attention:  David Matlow



      For the Vendor:

            Bell Canada
            483 Bay Street
            Toronto, Ontario  M5G 2C9
            Attention:  Eugene Roman

      with a copy to:

            Bell Canada
            483 Bay Street
            Toronto, Ontario  M5G 2C9
            Attention:  Vice President, Law Department, Toronto

Any such notice so given shall be deemed conclusively to have been given and received when so personally delivered or delivered, by courier or on the day on which termination is confirmed if sent by telecopier or other electronic communication or on the fifth day following the sending thereof by mail. Any Party may from time to time change its address hereinbefore set forth by notice to the other Parties in accordance with this Section.

10.8        SEVERABILITY

            Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to that jurisdiction, be ineffective to the extent of such prohibition or enforceability and shall be severed from the balance of this Agreement, all without affecting the remaining provisions of this Agreement or affecting the validity or enforceability of such provisions in any other jurisdiction.

10.9        EXECUTION BY FACSIMILE

            The signature of any of the Parties hereto may be evidenced by a facsimile copy of this Agreement bearing such signature.

10.10       COUNTERPARTS

            This Agreement may be signed in one or more counterparts, each of which so signed shall be deemed to be an original, and such counterparts together shall constitute one and the same instrument. Notwithstanding the date of execution of any counterpart, each counterpart shall be deemed to bear the effective date set forth below.

10.11       GOVERNING LAW

            The construction, interpretation and performance of this Agreement and all transactions under it shall be governed by the laws of the Province of Ontario (without regard to its rules on conflicts of laws) and the laws of Canada applicable therein. For the purposes of and solely where court action is expressly permitted under this Agreement, the Parties each submit to the exclusive jurisdiction of the courts of the Province of Ontario.

10.12       RESOLUTION BY NEGOTIATION

      (a) Except as set forth below, the Vendor and the Purchaser agree to promptly utilize all reasonable efforts to resolve any controversy, claim or dispute relating to the interpretation, validity, construction, meaning, performance or effect of this Agreement or the rights or liabilities of the Parties or any matter arising out of or in connection with this Agreement (a "DISPUTE").

      (b) If a Dispute prior to Closing cannot be resolved by mutual agreement within a five (5) Business Day period from receipt of written notification by one Party to the other (which notice shall set forth full details of the matter in dispute), either Party may refer the Dispute to resolution by the Chief Executive Officers of the Parties, such resolution to occur within a further five (5) Business Day period of the referral of the matter to these two executives

      (c) If a post Closing Dispute cannot be resolved by mutual agreement within a thirty (30) Business Day period from receipt of written notification by one Party to the other (which notice shall set forth full details of the matter in dispute), either Party may refer the Dispute to resolution by the Chief Executive Officers of the Parties, such resolution to occur within a further thirty (30) Business Day period of the referral of the matter to these two executives.

10.13       ARBITRATION

      Any Dispute that has not been resolved within the second five (5) Business Day or thirty (30) Business Day period, as applicable, described in
      Section 10.12, shall be submitted for arbitration in accordance with the laws of Ontario then in effect and the provisions contained herein, it being understood that such forum shall have exclusive jurisdiction to deal with such matters.

      (a) The arbitration procedure shall be instituted by any Party by the sending of a written notice to that effect to the other Party setting forth a description of the Dispute and, if appropriate, the provision of this Agreement as to which such matter relates (the "NOTICE OF ARBITRATION"). Any arbitration to be conducted under this
            Section 10.13 shall be conducted by a single arbitrator (the "ARBITRATOR") chosen by the Parties to the arbitration within Five Business Days with respect to pre-Closing Disputes and thirty (30) Business days with respect to post Closing Disputes, following the Notice of Arbitration. In the event that the Parties fail to agree upon the appointment of the Arbitrator within the stipulated delay, then the Arbitrator shall be selected and appointed at the request of either Party in accordance with the Arbitration Act (Ontario). The arbitration shall be conducted in the English language.

      (b) As soon as practicable after his/her appointment, the Arbitrator shall convene a meeting or a telephone conference call with the Vendor and the Purchaser or their representatives to determine the procedure to be followed in the arbitration. If the Parties cannot agree on the procedure to be followed, the Arbitrator shall, subject to the other provisions of this Section 10.13, determine his/her own procedure, which may or may not require the submission of written arguments by the Parties or the holding of hearings. In any event, the Parties agree that any arbitration hearing shall take place in the Province of Ontario.

      (c) The Parties to the arbitration shall be entitled to be represented at any arbitration hearing by legal counsel and to be accompanied by an interpreter.

      (d) Notwithstanding the provisions of this Section 10.13, if either of the Parties hereto believes that it is entitled to any provisional measure or injunctive relief, such Party shall be entitled to seek such measure or injunctive relief through civil action before any court having jurisdiction.

      (e) The Arbitrator shall be entitled to appoint an expert, if necessary, subject to agreement of the Parties. Any costs or fees charged by experts shall form part of the costs of the arbitration and be paid in the manner hereinafter contemplated.

      (f) The Arbitrator shall endeavour to render his/her decision (the "ARBITRATION AWARD"), within thirty (30) days following the date of commencement of the deliberation, but shall not lose jurisdiction by reason of his/her failure to respect this delay. The Arbitration Award must be made in writing stating the reasons upon which it is based and a copy thereof must be delivered to each Party to the arbitration. The Arbitrator, in the Arbitration Award, shall apportion costs and expenses in the manner he sees fit, taking into consideration the intent of the Parties as set forth in paragraph
            (g) below.

      (g) The intent of the Parties is to have the Party who is most at fault and most responsible for the time and cost of arbitration to be required to pay for the costs thereof in order that each Party has significant economic incentive to work together to resolve any differences that may arise between them.

      (h) The Arbitration Award shall be final and binding upon the Parties to the arbitration for all purposes and shall preclude, in respect of the subject matter in dispute, any further or other recourse to any Court otherwise having jurisdiction.

10.14       CONSENT

            Where a provision of this Agreement requires an approval or consent by a Party to this Agreement and written notification of such approval or consent is not delivered within the applicable time in accordance with this Agreement, then the Party whose consent or approval is required shall be conclusively deemed to have withheld its approval or consent.

10.15       LANGUAGE

            The Parties confirm that it is their wish that this Agreement, as well as any other documents relating to this Agreement, including notices, Schedules, Exhibits and authorizations, have been and shall be drawn up in the English language only. Les Parties aux presentes confirment leur volonte que cette convention, de meme que tous les documents, y compris tous avis, decules et autorisations s'y rattachant, soient rediges en anglais seulement.

10.16       TENDER OF DOCUMENTS AND PAYMENT OF MONEY

            Any tender of documents or money under this Agreement may be made upon the Parties or their respective counsel and money shall be tendered by wire transfer or other method that provides immediately available funds.

10.17       NON-MERGER

            Each Party hereby agrees that all provisions of this Agreement, other than (a) the conditions in Article 6 and (b) the representations and warranties contained in Article 4 and the related indemnities in Article 5 hereof (which shall be subject to the special arrangements provided in such Articles) shall forever survive the execution, delivery and performance of this Agreement, Closing and the execution, delivery and performance of any and all documents delivered in connection with this Agreement.



                          - Signature Pages to Follow -

            IN WITNESS WHEREOF the Parties have hereunto duly executed this Agreement on the date first above written.

                              AMDOCS HOLDINGS ULC

                              Per: /s/ Burt Podbere                        c/s
                                   ----------------------------------------
                                   Authorized Signing Officer



                              BELL CANADA



                              Per: /s/Eugene Roman                         c/s
                                   ----------------------------------------
                                   EUGENE ROMAN
                                   GROUP PRESIDENT - SYSTEMS AND TECHNOLOGY



                              Per: /s/John Sheridan                        c/s
                                   ----------------------------------------
                                   JOHN SHERIDAN
                                   GROUP PRESIDENT - BUSINESS MARKETS